As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263627

PROSPECTUS SUPPLEMENT NO. 6
            To Prospectus Dated May 5, 2022

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of BRC Inc. (the “Company”), dated May 5, 2022 (as previously supplemented, the “Prospectus”), which forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-263627). This Supplement No. 6 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 6. Except to the extent that the information in this Supplement No. 6 modifies or supersedes the information contained in the Prospectus, this Supplement No. 6 should be read, and will be delivered, with the Prospectus. This Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 6 is to amend the information set forth in the table under the heading “Selling Holders” in the Prospectus as follows, following the occurrence of certain transfers:

•Deletion of the following line items:

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	%	Warrants(2)	%
Michael Drai(16)	286,755	—	286,755	—	—	—	—	—
Bruce Goldman(20)	757,531	—	757,531	—	—	—	—	—

•Addition of the following line items:

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	%	Warrants(2)	%
Michael Drai(16)	226,755	—	226,755	—	—	—	—	—
Bruce Goldman(20)	747,531	—	747,531	—	—	—	—	—
Dechomai Asset Trust(164)	60,000	—	60,000	—	—	—	—	—
Jewish Federation of Las Vegas(165)	10,000	—	10,000	—	—	—	—	—

(16) Consists of 226,755 shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock.

(20) Consists of 747,531 shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock.

(164) Consists of 60,000 shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock.

(165) Consists of 10,000 shares of Class A Common Stock issuable upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class B Common Stock.

Investing in our securities involves risks that are described in the section titled “Risk Factors” beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2022.